Exhibit 10.2

PURCHASE AND SALE AGREEMENT

BETWEEN

FUND II AND FUND III ASSOCIATES, a Georgia general partnership,

AS SELLER

AND

BLW INTERESTS, L.P., a Texas limited partnership,

AS PURCHASER

2100 Space Park Drive

Nassau Bay, Harris County, Texas

March ___, 2009

6.2. Conditions Precedent to Seller’s Obligations	24

ARTICLE 7. CASUALTY AND CONDEMNATION	25

7.1. Casualty	25

7.2. Condemnation	26

ARTICLE 8. DEFAULT AND REMEDIES	27

8.1. Purchaser’s Default	27

8.2. Seller’s Default	27

ARTICLE 9. ASSIGNMENT	28

9.1. Assignment	28

ARTICLE 10. BROKERAGE COMMISSIONS	28

10.1. Broker	28

ARTICLE 11. INDEMNIFICATION	29

11.1. Indemnification by Seller	29

11.2. Indemnification by Purchaser	29

11.3. Limitations on Indemnification	29

11.4. Survival	30

11.5. Indemnification as Sole Remedy	30

ARTICLE 12. MISCELLANEOUS	30

12.1. Notices	30

12.2. Possession	31

12.3. Time Periods	31

12.4. Publicity	31

12.5. Discharge of Obligations	31

12.6. Severability	32

12.7. Construction	32

12.8. Sale Notification Letters	32

12.9. Access to Records Following Closing	32

12.10. General Provisions	32

12.11. Like-Kind Exchange	33

12.12. Attorneys’ Fees	33

12.13. Counterparts	33

12.14. Effective Agreement	34

ii

SCHEDULE OF EXHIBITS

Exhibit “A”	Description of Land

Exhibit “B”	List of Personal Property

Exhibit “B-1”	List of Property Excluded from Personal Property

Exhibit “C”	List of Existing Commission Agreements

Exhibit “D”	Form of Escrow Agreement

Exhibit “E”	Existing Survey

Exhibit “F”	List of Leases

Exhibit “G”	Permitted Exceptions

Exhibit “H”	List of Service Contracts

Exhibit “I”	Form of Tenant Estoppel Certificate

Exhibit “J”	List of Exceptions (Representations and Warranties)

SCHEDULE OF CLOSING DOCUMENTS

Schedule 1	Form of Special Warranty Deed

Schedule 2	Form of Assignment and Assumption of Leases

Schedule 3	Form of Bill of Sale to Personal Property

Schedule 4	Form of Assignment and Assumption of Service Contracts

Schedule 5	Form of General Assignment of Seller’s Interest in Intangible Property

Schedule 6	Form of Seller’s Affidavit (for Purchaser’s Title Insurance Purposes)

Schedule 7	Form of Seller’s Certificate (as to Seller’s Representations and Warranties)

Schedule 8	Form of Seller’s FIRPTA Certificate

Schedule 9	Form of Purchaser’s Certificate (as to Purchaser’s Representations and Warranties)

PURCHASE AND SALE AGREEMENT

2100 Space Park Drive

Nassau Bay, Harris County, Texas

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”), made and entered into as of the ____ day of March, 2009, between FUND II AND FUND III ASSOCIATES, a Georgia general partnership (“Seller”), and BLW INTERESTS, L.P., a Texas limited partnership (together with its permitted successors and assigns, “Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller desires to sell its fee simple estate in certain improved real property commonly known as 2100 Space Park Drive, located in Nassau Bay, Harris County, Texas, together with certain related personal and intangible property, and Purchaser desires to purchase such real, personal and intangible property; and

WHEREAS, the parties hereto desire to provide for said sale and purchase on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby covenant and agree as follows:

ARTICLE 1.

DEFINITIONS

For purposes of this Agreement, each of the following capitalized terms will have the meaning ascribed to such terms as set forth below:

“Additional Earnest Money” means the sum of Fifty Thousand and No/100 Dollars ($50,000.00).

“Assignment and Assumption of Leases” means the form of assignment and assumption of Leases and Security Deposits and obligations under the Commission Agreements to be executed and delivered by Purchaser and Seller as to the Leases, Security Deposits and Commission Agreements at the Closing in the form attached hereto as SCHEDULE 2.

“Assignment and Assumption of Service Contracts” means the form of assignment and assumption of the Service Contracts to be executed and delivered by Purchaser and Seller as to the Service Contracts at the Closing in the form attached hereto as SCHEDULE 4.

“Basket Limitation” means an amount equal to Fifteen Thousand and No/100 Dollars ($15,000.00 U.S.).

“Bill of Sale” means the form of Bill of Sale to the Personal Property to be executed and delivered to Purchaser by Seller at the Closing in the form attached hereto as SCHEDULE 3.

“Broker” means either Seller’s Broker or Purchaser’s Broker or both, as may be indicated by the context.

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in the States of Georgia or Texas are authorized by law or executive action to close.

“Cap Limitation” means an amount equal to two percent (2%) of the Purchase Price, or $160,000.00.

“Closing” means the consummation of the purchase and sale of the Property pursuant to the terms of this Agreement.

“Closing Date” has the meaning ascribed thereto in Section 2.6 hereof.

“Closing Documents” means any certificate, instrument or other document delivered pursuant to this Agreement.

“Commission Agreements” has the meaning ascribed thereto in Section 4.1(f) hereof, and such agreements are more particularly described on EXHIBIT “C” attached hereto and made a part hereof.

“Due Diligence Material” has the meaning ascribed thereto in Section 3.7 hereof.

“Earnest Money” means the Initial Earnest Money, together with any Additional Earnest Money actually paid by Purchaser to Escrow Agent hereunder, and further together with all interest which accrues thereon as provided in Section 2.3(c) hereof and in the Escrow Agreement.

“Effective Date” means the date upon which the Escrow Agent receives a copy of this Agreement (or counterpart signature pages thereto) fully executed by Seller, Purchaser, Seller’s Broker and Purchaser’s Broker.

“Environmental Law” means any law, ordinance, rule, regulation, order, judgment, injunction or decree now or hereafter relating to pollution or substances or materials which are considered to be hazardous or toxic, including, without limitation, the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act (codified in various sections of 26 U.S.C., 33 U.S.C., 42 U.S.C. and 42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (21 U.S.C. § 349, 42 U.S.C. § 201 et seq. and § 300 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2061 et seq.), the Emergency Planning and Community Right to Know Act (42 U.S.C. § 1100 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Occupational Safety & Health Act (29 U.S.C. § 655 et seq.), and any state and local environmental laws, all amendments and supplements to any of the foregoing and all regulations and publications promulgated or issued pursuant thereto.

“Escrow Agent” means the First American Title Insurance Company, at its office at 17225 El Camino Real, Suite 100, Houston, Texas 77058 (Attn: Janet Broussard).

“Escrow Agreement” means that certain Escrow Agreement in the form attached hereto as EXHIBIT “D” entered into in conjunction with the execution and delivery of this Agreement by Seller, Purchaser and Escrow Agent with respect to the Earnest Money.

“Existing Survey” means that certain survey with respect to the Land and the Improvements, more particularly described on EXHIBIT “E” attached hereto and made a part hereof.

“FIRPTA Certificate” means the form of FIRPTA Certificate to be executed and delivered to Purchaser at Closing substantially in the form attached hereto as SCHEDULE 8.

“First Title Notice” has the meaning ascribed thereto in Section 3.4 hereof.

“General Assignment” means an assignment by Seller of its interest in intangible property owned by Seller (being Seller’s interest in the Intangible Property) and being conveyed as a part of the Property, to be executed by Seller at Closing, substantially in the form attached hereto as SCHEDULE 5 and made a part hereto, with such changes thereto as may be agreed upon by Seller and Purchaser to convey the Intangible Property.

“Hazardous Substances” means any and all pollutants, contaminants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is now or hereafter restricted, prohibited or penalized under any Environmental Law (including, without limitation, lead paint, asbestos, urea formaldehyde foam insulation, petroleum and polychlorinated biphenyls).

“Improvements” means all buildings, structures and improvements now or on the Closing Date situated on the Land, including without limitation, all parking areas and facilities, improvements and fixtures located on the Land.

“Initial Earnest Money” means the sum of Fifty Thousand and No/100 Dollars ($50,000.00 U.S.).

“Inspection Period” means the period expiring at 5:00 P.M. local Houston, Texas (6:00 P.M. Atlanta, Georgia) time on April 15, 2009, as the same may be extended to 5:00 P.M. local Houston, Texas (6:00 P.M. Atlanta, Georgia) time on April 29, 2009 pursuant to Section 3.6 hereof.

“Intangible Property” means all intangible property, if any, owned by Seller and related to the Land and Improvements, including, without limitation, the rights and interests, if any, in and to the following (to the extent assignable): (i) all assignable plans and specifications and other architectural and engineering drawings for the Land and Improvements; (ii) all assignable warranties or guaranties given or made in respect of the Improvements or Personal Property; (iii) all transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality solely in respect of the Land or Improvements; and (iv) all of the right, title and interest of Seller in and to all assignable Service Contracts that Purchaser agrees to assume (or is deemed to have agreed to assume).

“Land” means that certain tract or parcel of real property located in Harris County, Texas, which is more particularly described on EXHIBIT “A” attached hereto, together with all rights, privileges and easements appurtenant to said real property, and all right, title and interest, if any, of Seller in and to any land lying in the bed of any street, road, alley or right-of-way, open or closed, adjacent to or abutting the Land.

“Leases” means the leases identified on EXHIBIT “F” attached hereto.

“Losses” has the meaning ascribed thereto in Section 11.1 hereof.

“Monetary Objection” or “Monetary Objections” means (a) any mortgage, deed to secure debt, deed of trust or similar security instrument encumbering all or any part of the Property, (b) any mechanic’s, materialman’s or similar lien (unless resulting from any act or omission of Purchaser or any of its agents, contractors, representatives or employees or any tenant of the Property), (c) the lien of ad valorem real or personal property taxes, assessments and governmental charges affecting all or any portion of the Property which are delinquent, (d) any judgment of record against Seller in the county or other applicable jurisdiction in which the Property is located, (e) any other lien or other encumbrance affecting title to the Property which can be removed according to its terms by payment of a liquidated sum of money, excluding any such other liens or encumbrances which are identified in clauses (a)-(d) in the definition of “Permitted Exceptions”, and (f) Post Effective Date Encumbrances.

“Other Notices of Sale” has the meaning ascribed thereto in Section 5.1(q) hereof.

“Permitted Exceptions” means (a) liens for taxes, assessments and governmental charges not yet due and payable or due and payable but not yet delinquent with respect to the Land and Improvements, (b) such state of facts as would be disclosed by a current survey of the Land, (c) the matters set forth on EXHIBIT “G” attached hereto and made part hereof or otherwise disclosed in the Title Commitment issued with respect to the Land and Improvements, and (d) such other easements, restrictions and encumbrances with respect to the Land and Improvements that do not constitute Monetary Objections, and that are approved (or are deemed approved) by Purchaser in accordance with the provisions of Section 3.4 hereof.

“Personal Property” means all furniture (including common area furnishings and interior landscaping items), carpeting, draperies, appliances, personal property (excluding any computer software which either is licensed to Seller or which Seller deems proprietary [a listing of such excluded computer software being set forth on EXHIBIT “B-1” attached hereto and made a part hereof]), machinery, apparatus and equipment owned by Seller and currently used exclusively in the operation, repair and maintenance of the Land and Improvements and situated thereon, including, without limitation, those specific items of personal property (if any) more particularly described on EXHIBIT “B” attached hereto and made a part hereof; provided, however, the property described on EXHIBIT “B-1” attached hereto and made a part hereof is expressly excluded from the definition of Personal Property. The Personal Property does not include any property owned by tenants, contractors or licensees, and shall be conveyed to Purchaser subject to depletions, replacements and additions in the ordinary course of Seller’s business.

“Post Effective Date Encumbrances” means all encumbrances to title to the Property, other than the matters identified in clauses (a)-(e) of the definition of “Monetary Objections” which first encumber title to the Property by act or omission of Seller or any of Seller-Related Entities, which act or omission was committed or accrued, after the Effective Date and in violation or breach of this Agreement by Seller or any Seller-Related Entity.

“Property” means the Land, the Improvements, the Personal Property and the Intangible Property.

“Purchase Price” means the amount specified in Section 2.4 hereof.

“Purchaser-Related Entities” has the meaning ascribed thereto in Section 11.1 hereof.

“Purchaser-Waived Breach” has the meaning ascribed thereto in Section 11.3 hereof.

“Purchaser’s Broker” means W. Derrell Curry, of Studley, Inc.

“Purchaser’s Certificate” means the form of certificate to be executed and delivered by Purchaser to Seller at the Closing with respect to the truth and accuracy of Purchaser’s representations and warranties contained in this Agreement (modified and updated as the circumstances require), in the form attached hereto as Schedule 9.

“Purchaser’s Counsel” means Boyar & Miller, 4265 San Felipe, Suite 1200, Houston, Texas 77027, Attention: Stephen L. Johnson.

“Real Estate Transfer Taxes” means the transfer tax, excise tax, documentary stamp tax or similar tax (however denominated) which may be imposed by the state, county and/or municipality in which the Property is located and be payable in connection with the conveyance of the Property by Seller to Purchaser hereunder.

“Seller-Related Entities” has the meaning ascribed thereto in Section 11.2 hereof.

“Seller’s Affidavit” has the meaning ascribed thereto in Section 5.1(f) hereof.

“Seller’s Broker” means PM Realty Group, L.P.

“Seller’s Certificate” means the form of certificate to be executed and delivered by Seller to Purchaser at the Closing with respect to the truth and accuracy of Seller’s warranties and representations contained in Section 4.1 hereof (modified and updated as the circumstances require), in the form attached hereto as SCHEDULE 7.

“Seller’s Counsel” means Troutman Sanders LLP, Bank of America Plaza, Suite 5200, 600 Peachtree Street, N.E., Atlanta, Georgia 30308-2216, Attention: Leslie Fuller Secrest.

“Service Contracts” means all those certain contracts and agreements (including all equipment leases) more particularly described as Service Contracts on EXHIBIT “H” attached hereto and made a part hereof relating to the repair, maintenance or operation of the Land, Improvements or Personal Property which will extend beyond the Closing Date.

“Special Warranty Deed” has the meaning ascribed thereto in Section 5.1(a) hereof and shall be substantially in the form attached as SCHEDULE 1 hereto.

“SNDA” or “SNDAs” shall mean the Subordination, Non-Disturbance and Attornment Agreements to be sought from the Tenants in a commercially reasonable form provided by a mortgagee providing financing to Purchaser for the acquisition of the Property.

“Subsequent Title Notice” has the meaning ascribed thereto in Section 3.4 hereof.

“Taxes” has the meaning ascribed thereto in Section 5.4(a) hereof.

“Tenant Estoppel Certificate” or “Tenant Estoppel Certificates” means the certificates to be sought from the tenants under the Leases in substantially the form attached hereto as EXHIBIT “I”.

“Tenant Inducement Costs” means any out-of-pocket payments required under any lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including specifically, but without limitation, abated or free rent, tenant improvement costs, lease buyout payments, and moving, design, refurbishment and club membership allowances and costs.

“Title Company” means First American Title Insurance Company.

“Title Commitment” has the meaning ascribed thereto in Section 3.4 hereof.

ARTICLE 2.

PURCHASE AND SALE

2.1.    Agreement to Sell and Purchase the Property. Subject to and in accordance with the terms and provisions of this Agreement, Seller agrees to sell and Purchaser agrees to purchase, the Property.

2.2.    Permitted Exceptions. The Property will be conveyed subject to the matters which are, or are deemed to be, Permitted Exceptions.

2.3.    Earnest Money.

(a)      Within three (3) Business Days after the Effective Date, Purchaser shall deliver the Initial Earnest Money to Escrow Agent by federal wire transfer, payable to Escrow Agent, which Initial Earnest Money shall be held and released by Escrow Agent in accordance with the terms of the Escrow Agreement. The parties hereto mutually acknowledge and agree that time is of the essence in respect of Purchaser’s timely deposit of the Initial Earnest Money with Escrow Agent. If Purchaser fails to timely deposit the Initial Earnest Money with Escrow Agent, then, at the option of Seller, exercisable by written notice to Purchaser and Escrow Agent, this Agreement shall terminate, and neither party hereto shall have any further rights or obligations hereunder, except those provisions of this Agreement which by their express terms survive the termination of this Agreement.

(b)      On or before the expiration of the Inspection Period, if Purchaser does not terminate this Agreement in accordance herewith, Purchaser shall deliver the Additional Earnest Money to Escrow Agent by federal wire transfer, which Additional Earnest Money shall be held and released by Escrow Agent in accordance with the terms of the Escrow Agreement. Seller and Purchaser mutually acknowledge and agree that time is of the essence in respect of Purchaser’s timely deposit of the Additional Earnest Money with Escrow Agent. If Purchaser fails to timely deposit the Additional Earnest Money with Escrow Agent, such failure shall be deemed to constitute the termination of the Agreement by Purchaser pursuant to Section 3.6 hereof, and Escrow Agent shall return the Earnest Money actually deposited with Escrow Agent (and any interest earned thereon) to Purchaser, and no party hereto shall have any further rights or obligations hereunder, except those provisions of this Agreement which by their express terms survive the termination of this Agreement.

(c)      The Earnest Money shall be applied to the Purchase Price at the Closing and shall otherwise be held, refunded, or disbursed in accordance with the terms of the Escrow Agreement and this Agreement. Interest and other income from time to time earned on the Earnest Money shall be earned for the account of Purchaser, and shall be a part of the Earnest Money.

2.4.    Purchase Price. Subject to adjustment and credits as otherwise specified in this Section 2.4 and elsewhere in this Agreement, the purchase price (the “Purchase Price”) to be paid by Purchaser to Seller for the Property is the sum of EIGHT MILLION AND NO/100 DOLLARS ($8,000,000.00 U.S.). The Purchase Price shall be paid by Purchaser to Seller at the Closing as follows:

(a)      The Earnest Money will be paid by Escrow Agent to Seller at Closing; and

(b)      At Closing, the balance of the Purchase Price, after applying, as partial payment of the Purchase Price the Earnest Money paid by Escrow Agent to Seller, and subject to prorations and other adjustments specified in this Agreement, shall be paid by Purchaser in immediately available funds to the Title Company, for further delivery to an account or accounts designated by Seller.

2.5.    Independent Contract Consideration. In addition to, and not in lieu of, the delivery to Escrow Agent of the Initial Earnest Money, concurrently with Purchaser’s execution and delivery of this Agreement to Seller, Purchaser has paid to Seller Purchaser’s check, payable to the order of Seller, in the amount of One Hundred and No/100 Dollars ($100.00). Seller and Purchaser hereby mutually acknowledge and agree that said sum represents adequate bargained for consideration for Seller’s execution and delivery of this Agreement and Purchaser’s right to inspect the Property pursuant to Article 3. Said sum is in addition to and independent of any other consideration or payment provided for in this Agreement and is nonrefundable in all events.

2.6.    Closing. The consummation of the sale by Seller and purchase by Purchaser of the Property (the “Closing”) will be held on or before the date that is thirty (30) days following the expiration of the Inspection Period. The Closing will take place at an office in the metropolitan Atlanta, Georgia, area, and at such specific place, time and Business Day (the “Closing Date”) as may be designated by Purchaser in a written notice to Seller not less than three (3) Business Days prior to Closing. If Purchaser fails to give such notice of the Closing

Date, the Closing will be at the offices of the Escrow Agent, at 10:00 a.m. local Houston, Texas (11:00 a.m. Atlanta, Georgia) time on the date that is thirty (30) days following the expiration of the Inspection Period; i.e., on May 15, 2009 (if Purchaser does not elect to extend the Inspection Period) or on May 29, 2009 (if Purchaser timely elects to extend the Inspection Period pursuant to the terms of this Agreement). It is contemplated that the transaction shall be closed with the concurrent delivery of the documents of title and the payment of the Purchase Price. Notwithstanding the foregoing, there shall be no requirement that Seller and Purchaser physically meet for the Closing, and all documents and funds to be delivered at the Closing will be delivered to the Title Company unless the parties hereto mutually agree otherwise. Seller and Purchaser agree to use reasonable efforts to complete all requirements for the Closing prior to the Closing Date.

ARTICLE 3.

PURCHASER’S INSPECTION AND REVIEW RIGHTS

3.1.    Due Diligence Inspections.

(a)      From and after the Effective Date until the Closing Date or earlier termination of this Agreement, Seller shall permit Purchaser and its authorized representatives to inspect the Property, to perform due diligence and environmental investigations, to examine the records of Seller with respect to the Property, and make copies thereof, at such times during normal business hours as Purchaser or its representatives may request. All such inspections shall be nondestructive in nature, and specifically shall not include any physically intrusive testing. All inspection fees, appraisal fees, engineering fees and all other costs and expenses of any kind incurred by Purchaser relating to the inspection of the Property will be solely Purchaser’s expense. Seller reserves the right to have a representative present at the time of making any such inspection. Purchaser shall notify Seller not less than two (2) Business Days in advance of making any such inspection.

(b)      If the Closing is not consummated hereunder, and if Seller requests copies of any reports, surveys and other information furnished to Purchaser by third parties in connection with such inspections and Seller reimburses Purchaser for its actual out-of-pocket costs for any such requested reports, surveys and other information, Purchaser shall promptly deliver the same to Seller; provided, however, that delivery of such copies and information shall be without warranty or representation whatsoever, express or implied, including, without limitation, any warranty or representation as to ownership, accuracy, adequacy or completeness thereof or otherwise. This Section 3.1(b) shall survive the termination of this Agreement.

(c)      To the extent that Purchaser or any of its representatives, agents or contractors damages or disturbs the Property or any portion thereof, Purchaser shall return the same to substantially the same condition which existed immediately prior to such damage or disturbance. Purchaser hereby agrees to and shall indemnify, defend and hold harmless Seller from and against any and all expense, loss or damage which Seller may incur (including, without limitation, reasonable attorney’s fees actually incurred) as a result of any act or omission of Purchaser or its representatives, agents or contractors. Said indemnification shall not extend to pre-existing conditions merely discovered by Purchaser. Said indemnification agreement shall survive the Closing, or earlier termination of this Agreement, until the expiration of any applicable statute of limitations. Purchaser shall maintain and shall ensure that Purchaser’s consultants and contractors maintain commercial general liability insurance in an amount not less than $2,000,000, combined single limit, and in form and substance adequate to insure against all liability of Purchaser and its consultants and contractors, respectively, and each of their respective agents, employees and contractors, arising out of inspections and testing of the Property or any part thereof made on Purchaser’s behalf. Purchaser agrees to provide to Seller a certificate of insurance with regard to each applicable liability insurance policy prior to any entry upon the Property by Purchaser or its consultants or contractors, as the case may be, pursuant to this Section 3.1.

3.2.    Deliveries by Seller to Purchaser; Purchaser’s Access to Property Records of Seller.

(a)      Seller and Purchaser acknowledge that all of the following either have been delivered or shall be made available to Purchaser to the extent the same are in the possession of Seller (and Purchaser further acknowledges that no additional items are required to be delivered by Seller to Purchaser except as may be expressly set forth in other provisions of this Agreement):

(i)	Copies of current property tax bills with respect to the Property.

(ii)	Copies of operating statements for 2007, 2008 and year to date with respect to the Property.

(iii)	Copies of the Leases.

(iv)	Copies of the Commission Agreements.

(v)	Copies of all Service Contracts.

(vi)	A copy of the Existing Survey.

(vii)	Copies of certificates of occupancy with respect to the Property which are in Seller’s possession.

(viii)	Current rent roll.

(b)      From the Effective Date until the Closing Date, or earlier termination of this Agreement, Seller shall allow Purchaser and Purchaser’s representatives, on reasonable advance notice and during normal business hours, to have access to Seller’s existing non-confidential books, records and files relating to the Property, at the office of Seller at 6200 The Corners Parkway, Suite 250, Norcross, Georgia 30092, which is the office at which such books, records and files are maintained, for the purpose of inspecting and (at Purchaser’s expense) copying the same, including, without limitation, the materials listed below (to the extent any or all of the same are in the possession of Seller), subject, however, to the limitations of any confidentiality or nondisclosure agreement to which Seller may be bound, and provided that Seller shall not be required to deliver or make available to Purchaser any appraisals, property condition reports, environmental reports, strategic plans for the Property, internal analyses, information regarding the marketing for sale of the Property, submissions relating to Seller’s obtaining of corporate or partnership authorization, attorney and accountant work product, attorney-client privileged documents, or other information in the possession or control of Seller which Seller reasonably deems confidential or proprietary. Purchaser acknowledges and agrees, however, that Seller makes no representation or warranty of any nature whatsoever, express or implied, with respect to the ownership, enforceability, accuracy, adequacy or completeness or otherwise of any of such records, evaluations, data, investigations, reports or other materials. If the Closing contemplated hereunder fails to take place for any reason, Purchaser shall promptly return (or certify as having destroyed) all copies of materials copied from the books, records and files of Seller or furnished by Seller or Seller’s representatives relating to the Property. It is understood and agreed that Seller shall not have any obligation to obtain, commission or prepare any such books, records, files, reports or studies not now in the possession or control of Seller. Subject to the foregoing, Seller agrees to make available to Purchaser for inspection and copying, or Seller shall provide to Purchaser via electronic transmission or other delivery, without limitation, the following books, records and files relating to the Property, all to the extent the same are in the possession of Seller:

(i)

Plans. All available construction plans and specifications in the possession of Seller relating to the development, condition, repair and maintenance of the Land, the Improvements and the Personal Property;

(ii)	Permits; Licenses. Copies of any permits, licenses, or other similar documents in the possession of Seller relating to the use, occupancy or operation of the Property; and

(iii)	Operating Costs and Expenses. All available records of any operating costs and expenses for the Property in the possession of Seller.

3.3.    Condition of the Property.

(a)      Seller recommends that Purchaser employ one or more independent engineering and/or environmental professionals to perform engineering, environmental and physical assessments on Purchaser’s behalf in respect of the Property and the condition thereof. Purchaser and Seller mutually acknowledge and agree that, except for Seller’s representations and warranties contained in this Agreement and in any of the Closing Documents, the Property is being sold in an “AS IS” condition and “WITH ALL FAULTS,” known or unknown, contingent or existing. Purchaser has the sole responsibility to fully inspect the Property, to investigate all matters relevant thereto, including, without limitation, the condition of the Property, and to reach its own, independent evaluation of any risks (environmental or otherwise) or rewards associated with the ownership, leasing, management and operation of the Property. Effective as of the Closing and except as expressly set forth in this Agreement, Purchaser hereby waives and releases Seller and its partners and their respective officers, directors, shareholders, partners, agents, affiliates, employees and successors and assigns from and against any and all claims, obligations and liabilities arising out of or in connection with the Property.

(b)      To the fullest extent permitted by law, Purchaser does hereby unconditionally waive and release Seller and its partners and their respective officers, directors, shareholders, partners, agents, affiliates and employees from any present or future claims and liabilities of any nature arising from or relating to the presence or alleged presence of Hazardous Substances in, on, at, from, under or about the Property or any adjacent property, including, without limitation, any claims under or on account of any Environmental Law, regardless of whether such Hazardous Substances are located in, on, at, from, under or about the Property or any adjacent property prior to or after the date hereof (collectively, “Environmental Liabilities”); provided, however, that the foregoing release as it applies to Seller, its partners and their respective officers, directors, shareholders, partners, agents, affiliates and employees, shall not release Seller from any Environmental Liabilities of Seller relating to any Hazardous Substances which may be placed, located or released on the Property by Seller after the date of Closing. In addition, Purchaser does hereby covenant and agree to defend, indemnify, and hold harmless Seller, and Seller’s partners and their respective officers, directors, shareholders, partners, agents, affiliates and employees from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature, known or unknown, existing and future, including any action or proceeding brought or threatened, or ordered by governmental authorities, relating to any Hazardous Substances which may be placed, located or released on the Property after the date of Closing. The terms and provisions of this Section 3.3 shall survive the Closing hereunder until the expiration of any applicable statute of limitations.

3.4.      Title and Survey. Purchaser shall order a title commitment from the Title Company with respect to the Property (“Title Commitment”), and shall direct the Title Company to send a copy of the Title Commitment and any update thereto to Seller. Seller shall order an update of the Existing Survey promptly upon receipt of the Title Commitment and cause such update to be delivered to Purchaser. Purchaser shall cause a copy of any revisions to such update of the Existing Survey to be delivered to Seller. Seller shall pay any cost for an update of the Existing Survey and revisions thereto ordered through MKAssociates. Purchaser will have until five (5) Business Days prior to the end of the Initial Inspection Period to give written notice (the “First Title Notice”) to Seller of such objections as Purchaser may have to any exceptions to title disclosed in the Title Commitment or in the Existing Survey or otherwise in Purchaser’s examination of title. From time to time at any time after the First Title Notice and prior to the Closing Date, Purchaser may give written notice (a “Subsequent Title Notice”) to Seller of exceptions to title first appearing of record with respect to the Property after the effective date of the most recent previous Title Commitment or title examination or matters of survey which would not have been disclosed by an accurate updated ALTA survey prior to the Effective Date. Seller will have the right, but not the obligation (except as to Monetary Objections), to attempt to remove, satisfy or otherwise cure any exceptions to title to which the Purchaser so objects. Within five (5) Business Days after receipt of the First Title Notice, Seller shall give written notice to Purchaser informing the Purchaser of the election of Seller with respect to the objections in the First Title Notice. Within five (5) Business Days after receipt of any Subsequent Title Notice, Seller shall give written notice to Purchaser informing the Purchaser of the election of Seller with respect to the objections in such Subsequent Title Notice. If Seller fails to give written notice of election within such five (5) Business Day period, Seller will be deemed to have elected not to attempt to cure the objections (other than Monetary Objections) set forth in the First Title Notice or such Subsequent Title Notice, whichever is applicable. If Seller elects to attempt to cure any objections, Seller will be entitled to one or more reasonable adjournments of the Closing of up to but not beyond the thirtieth (30th) day following the Closing Date to attempt such cure, but, except for Monetary Objections, Seller will not be obligated to expend any sums, commence any suits or take any other action to effect such cure. Except as to

Monetary Objections, if Seller elects, or is deemed to have elected, not to cure any exceptions to title to which Purchaser has objected or if, after electing to attempt to cure, Seller determines that it is unwilling or unable to remove, satisfy or otherwise cure any such exceptions, Purchaser’s sole remedy hereunder in such event will be either (i) to accept title to the Property subject to such exceptions as if Purchaser had not objected thereto and without reduction of the Purchase Price, or (ii) to terminate this Agreement within three (3) Business Days after receipt of written notice from Seller either of the election of Seller not to attempt to cure any objection or of the determination of Seller, having previously elected to attempt to cure, that Seller is unable or unwilling to do so (or three (3) Business Days after Seller is deemed hereunder to have elected not to attempt to cure such objections), and upon any such termination under this clause (ii) Escrow Agent shall return the Earnest Money to Purchaser. Notwithstanding anything to the contrary contained elsewhere in this Agreement, Seller is obligated to cure or satisfy all Monetary Objections at or prior to Closing, and Seller may use the proceeds of the Purchase Price at Closing for such purpose.

3.5.      Service Contracts. On or before the expiration of the Inspection Period, Purchaser will designate in a written notice to Seller which Service Contracts Purchaser will assume and which Service Contracts will be terminated by Seller at Closing; provided, however, that Seller will not be obligated to terminate, and Purchaser shall assume the obligations of Seller arising from and after Closing under, all Service Contracts which cannot be terminated by Seller upon no more than thirty (30) days prior notice or which can be terminated by Seller only upon payment of a fee, premium, penalty or other form of early termination compensation; provided further, however, Seller will be required to terminate all Service Contracts which are with any Seller-Related Entities. Subject to the foregoing, and taking into account any credits or prorations to be made pursuant to Article 5 hereof for payments coming due after Closing but accruing prior to Closing, Purchaser will assume the obligations arising from and after the Closing Date under those Service Contracts which Purchaser has designated will not be terminated. Subject to the foregoing, Seller, without cost to Purchaser, shall terminate at Closing all Service Contracts that are not so assumed. If Purchaser fails to notify Seller in writing on or prior to the expiration of the Inspection Period, of any Service Contracts that Purchaser does not desire to assume at Closing, Purchaser will be deemed to have elected to assume all such Service Contracts and to have waived its right to require Seller to terminate such Service Contracts at Closing.

3.6.      Termination of Agreement. Purchaser shall have until 5:00 P.M. local Houston, Texas (6:00 P.M. Atlanta, Georgia) time on April 15, 2009 (the “Initial Inspection Period”) to determine, in Purchaser’s sole opinion and discretion, the suitability of the Property for acquisition by Purchaser or Purchaser’s permitted assignee; provided, however, that Purchaser shall have the right, upon written notice given to Seller, Seller’s Counsel and Escrow Agent no later than the expiration of the Initial Inspection Period (which notice may be given via e-mail, so long as the same is followed within one Business Day by written notice) to extend the Initial Inspection Period to April 29, 2009, 5:00 P.M. local Houston, Texas (6:00 P.M. Atlanta, Georgia) time (the Initial Inspection Period, as the same may be so extended by Purchaser, is herein referred to as the “Inspection Period”). Purchaser has the right to terminate this Agreement at any time on or before said time and date of expiration of the Inspection Period by giving written notice to Seller and Escrow Agent of such election to terminate. If Purchaser so elects to terminate this Agreement pursuant to this Section 3.6, Escrow Agent shall pay the

Earnest Money to Purchaser upon receipt of Purchaser’s notice of termination, with no additional notice or consent required from any other party, whereupon, except for those provisions of this Agreement which by their express terms survive the termination of this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement. If Purchaser fails to so terminate this Agreement prior to the expiration of the Inspection Period, Purchaser shall have no further right to terminate this Agreement pursuant to this Section 3.6. The parties acknowledge that this Agreement shall not be void or voidable for lack of mutuality.

3.7.      Confidentiality. All information acquired by Purchaser or any of its designated representatives (including by way of example, but not in limitation, the officers, directors, shareholders, members and employees of Purchaser, and Purchaser’s engineers, consultants, counsel and potential lenders, and the officers, directors, shareholders, members and employees of each of them) with respect to the Property, whether delivered by Seller or any representatives of Seller or obtained by Purchaser as a result of its inspection and investigation of the Property, examination of the books, records and files of Seller in respect of the Property, or otherwise (collectively, the “Due Diligence Material”) shall be used solely for the purpose of determining whether the Property is suitable for Purchaser’s acquisition and ownership thereof and for no other purpose whatsoever. Prior to Closing, the terms and conditions which are contained in this Agreement and all Due Diligence Material which is not published as public knowledge or which is not generally available in the public domain shall be kept in strict confidence by Purchaser and shall not be disclosed to any individual or entity other than to those authorized representatives of Purchaser and Purchaser’s prospective and actual counsel, accountants, professionals, consultants, attorneys and lenders, who need to know the information for the purpose of assisting Purchaser in evaluating the Property for Purchaser’s potential acquisition thereof; provided, however, that Purchaser shall have the right to disclose any such information if required by applicable law or as may be necessary in connection with any court action or proceeding with respect to this Agreement. Purchaser shall and hereby agrees to indemnify and hold Seller harmless from and against any and all loss, liability, cost, damage or expense that Seller may suffer or incur (including, without limitation, reasonable attorneys’ fees actually incurred) as a result of the unpermitted disclosure of any of the Due Diligence Material to any individual or entity other than an appropriate representative of Purchaser and Purchaser’s prospective and actual counsel, accountants, professionals, consultants, attorneys and lenders, and/or the use of any Due Diligence Material for any purpose other than as herein contemplated and permitted. The foregoing indemnity shall not extend to disclosure of any Due Diligence Material (i) as may be required by applicable law to be disclosed, or (ii) that is or becomes public knowledge other than by virtue of a breach of Purchaser’s covenant under this Section 3.7. If Purchaser or Seller elects to terminate this Agreement pursuant to any provision hereof permitting such termination, or if the Closing contemplated hereunder fails to occur for any reason, Purchaser will promptly return to Seller all Due Diligence Material in the possession of Purchaser and any of its representatives, and destroy all copies, notes or abstracts or extracts thereof, as well as all copies of any analyses, compilations, studies or other documents prepared by Purchaser or for its use (whether in written or electronic form) containing or reflecting any Due Diligence Material. In the event of a breach or threatened breach by Purchaser or any of its representatives of this Section 3.7, Seller shall be entitled, in addition to other available remedies, to an injunction restraining Purchaser or its representatives from disclosing, in whole or in part, any of the Due Diligence Material and any of the terms and conditions of this Agreement. Nothing contained herein shall be construed as prohibiting or limiting Seller from pursuing any other available remedy, in law or in equity, for such breach or threatened breach. The provisions of this Section shall survive any termination of this Agreement.

ARTICLE 4.

REPRESENTATIONS, WARRANTIES AND OTHER AGREEMENTS

4.1.    Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser:

(a)      Organization, Authorization and Consents.

 (i)    Generally. Seller is a duly formed and validly existing general partnership under the laws of the State of Georgia, whose general partners are Fund II and Fund II-OW Joint Venture, a Georgia general partnership, and Wells Real Estate Fund III, L.P., a Georgia limited partnership.

 (ii)     Fund II and Fund II-OW Joint Venture. Fund II and Fund II-OW Joint Venture is a duly formed and validly existing general partnership under the laws of the State of Georgia, whose general partners are Wells Real Estate Fund II, a Georgia limited partnership, and Wells Real Estate Fund II-OW, a Georgia limited partnership.

 (iii)    Wells Real Estate Fund II. Wells Real Estate Fund II is a duly formed and validly existing limited partnership under the laws of the State of Georgia, whose general partners are Wells Capital, Inc. and Leo F. Wells, III.

 (iv)     Wells Real Estate Fund II-OW. Wells Real Estate Fund II-OW is a duly formed and validly existing limited partnership under the laws of the State of Georgia, whose general partners are Wells Capital, Inc. and Leo F. Wells, III.

 (iv)     Wells Real Estate Fund III. Wells Real Estate Fund III, L.P. is a duly formed and validly existing limited partnership under the laws of the State of Georgia, whose general partners are Wells Capital, Inc. and Leo F. Wells, III.

(b)      Action of Seller, Etc. Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement, upon the execution and delivery of any document to be delivered by Seller on or prior to the Closing, this Agreement and such document shall constitute the valid and binding obligation and agreement of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(c)      No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by Seller, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon the Property or any portion thereof pursuant to the terms of any indenture, deed to secure debt, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Seller or the Property is bound.

(d)      Litigation. To Seller’s knowledge, and except as disclosed on EXHIBIT “J” attached hereto and made a part hereof, Seller has not received written notice of any pending or threatened suit, action or proceeding, which (i) if determined adversely to Seller, materially and adversely affects the use or value of the Property, or (ii) questions the validity of this Agreement or any action taken or to be taken pursuant hereto, or (iii) involves condemnation or eminent domain proceedings involving the Property, or any portion thereof.

(e)      Existing Leases. Other than the Leases listed on EXHIBIT “F” attached hereto, there is no contract or agreement with respect to the occupancy of the Property or any portion or portions thereof which will be binding on Purchaser or the Property after the Closing. The copies of the Leases heretofore delivered or made available by Seller to Purchaser are true, correct and complete copies thereof in all material respects, and the Leases have not been amended except as evidenced by amendments similarly delivered and listed on EXHIBIT “F” attached hereto and constitute the entire agreement between Seller and the tenants thereunder. Except as set forth in EXHIBIT “J” attached hereto, Seller has not given or received any written notice of any party’s default or failure to comply with the terms and provisions of the Leases which remains uncured.

(f)      Leasing Commissions. To Seller’s knowledge, there are no lease brokerage agreements, leasing commission agreements or other agreements providing for payments of any amounts for leasing activities or procuring tenants with respect to the Property or any portion or portions thereof other than as disclosed in EXHIBIT “C” attached hereto (the “Commission Agreements”), and all leasing commissions and brokerage fees accrued or due and payable by Seller under the Commission Agreements as of the date hereof and at the Closing have been or shall be paid in full. Notwithstanding anything to the contrary contained herein, Purchaser shall be responsible for the payment of all leasing commissions payable for (a) any new leases entered into after the Effective Date that have been approved (or deemed approved) by Purchaser, and (b) the renewal, expansion or extension of any Lease existing as of the Effective Date and exercised or effected after the Effective Date.

(g)      Management Agreement. There is no agreement currently in effect and entered into by Seller relating to the management of the Property by any third party management company unaffiliated with Seller. Seller shall cause its management agreement with Wells Management Company, Inc. to be terminated at Closing.

(h)      Right of First Offer or Right of First Refusal. No person or entity has any right or option (including any right of first refusal or right of first offer) to purchase all or any part of the Property or any interest therein.

(i)      Taxes and Assessments. Except as may be set forth on EXHIBIT “J” attached hereto and made a part hereof, Seller has not filed, and has not retained anyone to file, notices of protests against, or to commence action to review, real property tax assessments against the Property.

(j)      Compliance with Laws. To Seller’s knowledge, and except as set forth on EXHIBIT “J”, Seller has received no written notice alleging any violations of law (including any Environmental Law), municipal or county ordinances, or other legal requirements with respect to the Property where such violations remain outstanding.

(k)      Other Agreements. To Seller’s knowledge, except for the Leases, the Service Contracts, the Commission Agreements and the Permitted Exceptions with respect to the Property, there are no leases, management agreements, brokerage agreements, leasing agreements or other agreements or instruments in force or effect that grant to any person or any entity (other than to Seller) any right, title, interest or benefit in and to all or any part of the Property or any rights relating to the use, operation, management, maintenance or repair of all or any part of the Property which will survive the Closing or be binding upon Purchaser other than those which Purchaser has agreed in writing to assume prior to the expiration of the Inspection Period (or is deemed to have agreed to assume) or which are terminable upon thirty (30) days notice without payment of premium or penalty.

(l)      Seller Not a Foreign Person. Seller is not a “foreign person” which would subject Purchaser to the withholding tax provisions of Section 1445 of the Internal Revenue Code of 1986, as amended.

(m)      Employees. Seller has no employees to whom by virtue of such employment Purchaser will have any obligation after the Closing.

The representations and warranties made in this Agreement by Seller shall be continuing and shall be deemed made as of the date hereof and remade by Seller as of the Closing Date in all material respects, with the same force and effect as if made on, and as of, such date, subject to Seller’s right to update such representations and warranties by written notice to Purchaser and in the Certificate of Seller to be delivered pursuant to Section 5.1(h) hereof. The representations and warranties contained in this section shall survive the Closing for a period of ninety (90) days following the Closing, subject to Article 11 hereof.

Except as otherwise expressly provided in this Agreement or in any documents to be executed and delivered by Seller to Purchaser at the Closing, Seller has not made, and Purchaser has not relied on, any information, promise, representation or warranty, express or implied, regarding the Property, whether made by Seller, on behalf of Seller, or otherwise, including, without limitation, the physical condition of the Property, the financial condition of the tenants under the Leases, title to or the boundaries of the Property, pest control matters, soil conditions, the presence, existence or absence of hazardous wastes, toxic substances or other environmental matters, compliance with building, health, safety, land use and zoning laws, regulations and orders, structural and other engineering characteristics, traffic patterns, market data, economic conditions or projections, past or future economic performance of the tenants under the Leases or the Property, and any other information pertaining to the Property or the market and physical environments in which the Property is located. Purchaser acknowledges (i) that Purchaser has entered into this Agreement with the intention of making and relying upon its own investigation or that of Purchaser’s own consultants and representatives with respect to the physical, environmental, economic and legal condition of the Property and (ii) that Purchaser is not relying upon any statements, representations or warranties of any kind, other than those specifically set forth in this Agreement or in any document to be executed and delivered by Seller to Purchaser at the Closing, made (or purported to be made) by Seller or anyone acting or claiming to act on behalf of Seller. Purchaser will inspect the Property and become fully familiar with the physical condition thereof and, subject to the terms and conditions of this Agreement, shall purchase the Property in its “as is” condition, “with all faults,” on the Closing Date. The provisions of this paragraph shall survive the Closing until the expiration of any applicable statute of limitations.

4.2.    Knowledge Defined. All references in this Agreement to the “knowledge of Seller” or “to Seller’s knowledge” shall refer only to the actual knowledge of Parker Hudson, Managing Director of Wells Real Estate Funds, and Steven T. Campbell, Senior Vice President, Director-Asset Management of Wells Real Estate Funds, who has been actively involved in the management of Seller’s business in respect of the Property in the capacity as Asset Manager for Seller. The term “knowledge of Seller” or “to Seller’s knowledge” shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller, or any affiliate of Seller, or to any other partner, beneficial owner, officer, director, agent, manager, representative or employee of Seller, or any of their respective affiliates, or to impose on either of the individuals named above any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. There shall be no personal liability on the part of either of the individuals named above arising out of any representations or warranties made herein or otherwise.

4.3.     Covenants and Agreements of Seller.

(a)    Leasing Arrangements. During the pendency of this Agreement, Seller shall not enter into any lease affecting the Property, or modify or amend in any material respect, or terminate, the existing Leases without Purchaser’s prior written consent in each instance, which consent, prior to the end of the Inspection Period, shall not be unreasonably withheld, delayed or conditioned and which shall be deemed given unless withheld by written notice to Seller given within three (3) Business Days after Purchaser’s receipt of Seller’s written request therefor, which request must be accompanied by a copy of any proposed modification or amendment of an existing Lease or any new lease that Seller wishes to execute between the Effective Date and the Closing Date, including, without limitation, a description of any Tenant Inducement Costs and leasing commissions associated with any proposed modification or amendment of an existing Lease or any such new lease. If Purchaser fails to notify Seller in writing of its approval or disapproval within said three (3) Business Day period, such failure by Purchaser shall be deemed to be the approval of Purchaser. After the end of the Inspection Period, Seller shall not enter into any lease affecting the Property, or modify or amend in any respect, or terminate the existing Leases, without Purchaser’s prior written consent in each instance, which consent may be withheld in Purchaser’s sole discretion. At Closing, Purchaser shall reimburse Seller for any Tenant Inducement Costs, leasing commissions or other expenses, including reasonable attorneys’ fees, actually incurred by Seller pursuant to any new lease, or any modification or amendment of an existing Lease, approved by Purchaser hereunder, but only to the extent that such amounts become due and owing after Closing.

(b)      New Contracts. During the pendency of this Agreement, Seller will not enter into any contract, or modify, amend, renew or extend any existing contract, that will be an obligation affecting or an encumbrance on title to the Property or any part thereof subsequent to the Closing without Purchaser’s prior written consent in each instance (which Purchaser agrees not to withhold or delay unreasonably), except contracts entered into in the ordinary course of business that are terminable without cause (and without penalty or premium) on thirty (30) days (or less) notice.

(c)      Operation of Property. During the pendency of this Agreement, Seller shall continue to operate the Property in a good and businesslike fashion consistent with Seller’s past practices.

(d)      Insurance. During the pendency of this Agreement, Seller shall, at Seller’s expense, continue to maintain, or cause to be maintained, the insurance policies covering the Improvements which are currently in force and effect.

(e)      Tenant Estoppel Certificates. Seller shall endeavor in good faith (but without obligation to incur any cost or expense) to obtain and deliver to Purchaser a written Tenant Estoppel Certificate in the form attached hereto as EXHIBIT “I” signed by each of the Tenants; provided that delivery of such signed Tenant Estoppel Certificates shall be a condition of Closing only to the extent set forth in Section 6.1(c) hereof; and in no event shall the inability or failure of Seller to obtain and deliver said Tenant Estoppel Certificates (Seller having used its good faith efforts as set forth above as to the Tenants) be a default of Seller hereunder.

(f)      Subordination, Non-Disturbance and Attornment Agreements. At the request of a mortgage lender providing financing to Purchaser for the acquisition of the Property, Seller shall endeavor in good faith (but without obligation to incur any cost or expense) to obtain and deliver to such mortgagee, on or before Closing, a written SNDA signed by each of the Tenants; provided that delivery of such signed SNDAs shall not be a condition of Closing; and in no event shall the inability or failure of Seller to obtain and deliver said SNDAs (Seller having used its good faith efforts as set forth above as to the Tenants) be a default of Seller hereunder.

4.4.    Representations and Warranties of Purchaser. Purchaser hereby makes the following representations and warranties to Seller:

(a)      Organization, Authorization and Consents. Purchaser is a duly organized and validly existing limited partnership under the laws of the State of Texas, whose sole general partner is BLW Interests, L.P., a duly organized and validly existing limited liability company under the laws of the State of Texas. Purchaser has the right, power and authority to enter into this Agreement and to purchase the Property in accordance with the terms and conditions of this Agreement, to engage in the transactions contemplated in this Agreement and to perform and observe the terms and provisions hereof.

(b)      Action of Purchaser, Etc. Purchaser shall taken all necessary action to authorize the execution, deliver and performance of this Agreement. This Agreement constitutes, and upon the execution and delivery of any document to be delivered by Purchaser on or prior to the Closing, such document shall constitute, the valid and binding obligation and agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(c)      No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by Purchaser, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under the terms of any indenture, deed to secure debt, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Purchaser is bound.

(d)      Litigation. To Purchaser’s knowledge, Purchaser has received no written notice that any action or proceeding is pending or threatened, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.

The representations and warranties made in this Agreement by Purchaser shall be continuing and shall be deemed remade by Purchaser as of the Closing Date, with the same force and effect as if made on, and as of, such date subject to Purchaser’s right to update such representations and warranties by written notice to Seller and in Purchaser’s Certificate to be delivered pursuant to Section 5.2(c) hereof. The representations and warranties contained in this section shall survive the Closing for a period of ninety (90) days following the Closing, subject to Article 11 hereof.

ARTICLE 5.

CLOSING DELIVERIES, CLOSING COSTS AND PRORATIONS

5.1.    Seller’s Closing Deliveries. For and in consideration of, and as a condition precedent to Purchaser’s delivery to Seller of the Purchase Price, Seller shall obtain or execute and deliver to Purchaser at Closing the following documents, all of which shall be duly executed, acknowledged and notarized where required:

(a)      Special Warranty Deed. A special warranty deed in the form attached hereto as SCHEDULE 1 or customarily used in the jurisdiction in which the Property is located pursuant to which a grantor warrants title only as to parties claiming by, through or under the grantor but not otherwise, from Seller with respect to the Land and Improvements owned by Seller (the “Special Warranty Deed”), subject only to the Permitted Exceptions, and executed and acknowledged by Seller. The legal description of the Land set forth in the Special Warranty Deed shall be based upon and conform to the applicable legal description attached hereto as EXHIBIT “A”. If and to the extent that any of the Permitted Exceptions requires the recitation or incorporation in any deed of any provisions of such Permitted Exception, the Special Warranty Deed may conform to such requirements;

(b)        Deed Without Warranty. Upon request, Seller shall deliver a deed without warranty in the form customarily used in the jurisdiction in which the Property is located to convey the Property by reference to the metes and bounds legal description of the Property as reflected on the Existing Survey obtained by Seller and provided to Purchaser;

(c)      Assignment and Assumption of Leases. Two (2) counterparts of the Assignment and Assumption of Leases, executed and acknowledged by Seller;

(d)       Bill of Sale. The Bill of Sale for the Personal Property, executed by Seller;

(e)      Assignment and Assumption of Service Contracts. Two (2) counterparts of the Assignment and Assumption of Service Contracts with respect to the Property, executed and acknowledged by Seller;

(f)      General Assignment. The General Assignment with respect to the Intangible Property, executed and acknowledged by Seller;

(g)      Seller’s Affidavit. An owner’s affidavit from Seller substantially in the form attached hereto as SCHEDULE 6 (“Seller’s Affidavit”), stating that there are no known boundary disputes with respect to the Property, that there are no parties in possession of the Property other than Seller, that any improvements or repairs made by, or for the account of, or at the instance of

Seller to or with respect to the Property within ninety-five (95) days (or such longer period as may be required by the Title Company to comply with the lien laws of the applicable jurisdiction in which the Property is situated) prior to the Closing have been paid for in full (or that adequate provision has been made therefor to the reasonable satisfaction of the Title Company), and including such other matters as may be reasonably requested by the Title Company;

(h)      Seller’s Certificate. The Seller’s Certificate evidencing the reaffirmation of the truth and accuracy in all material respects of such Seller’s representations and warranties set forth in Section 4.1 hereof, with such modifications thereto as may be appropriate in light of any change in circumstance since the Effective Date;

(i)      FIRPTA Certificate. The FIRPTA Certificate;

(j)      Evidence of Authority. Such documentation as may reasonably be required by the Title Company to establish that this Agreement, the transactions contemplated herein, and the execution and delivery of the documents required hereunder, are duly authorized, executed and delivered on behalf of Seller;

(k)      Settlement Statement. A settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement;

(l)       Surveys and Plans. Such surveys, site plans, plans and specifications, and other matters relating to the Property as are in the possession of Seller to the extent not theretofore delivered to Purchaser;

(m)      Certificates of Occupancy. To the extent the same are in the possession of Seller, original or photocopies of certificates of occupancy for all space within the improvements located on the Property;

(n)      Leases. To the extent the same is in the possession or control of Seller, an original executed counterpart of each of the Leases affecting the Property;

(o)      Tenant Estoppel Certificates and SNDAs. Any originally executed Tenant Estoppel Certificates and SNDAs as may be in the possession of Seller;

(p)      Notices of Sale to Tenants. Seller will join with Purchaser in executing a notice, in form and content reasonably satisfactory to Seller and Purchaser (each, a “Tenant Notice of Sale”), which Purchaser shall send to the tenants under the Leases informing the tenants of the sale of the Property and of the assignment to and assumption by Purchaser of Seller’s interest in the Leases and directing that all rent and other sums payable for periods after the Closing under the Leases shall be paid as set forth in said notice;

(q)      Notices of Sale to Service Contractors and Leasing Agents. Seller will join with Purchaser in executing notices, in form and content reasonably satisfactory to Seller and Purchaser (the “Other Notices of Sale”), which Purchaser shall send to each service provider and leasing agents under the Service Contracts and Commission Agreements informing such service provider and leasing agent of the sale of the Property and of the assignment to and assumption by Purchaser of Seller’s obligations under the Service Contracts and Commission Agreements arising after the Closing Date and directing that all future statements or invoices for services under such Service Contracts and/or Commission Agreements for periods after the Closing be directed to Purchaser as set forth in said notices;

(r)      Keys. All of the keys to any door or lock on the Property in the possession of Seller; and

(s)      Other Documents. Such other documents as are reasonably requested by the Title Company to effectuate the purposes and intent of this Agreement.

5.2.    Purchaser’s Closing Deliveries. Purchaser shall obtain or execute and deliver to Seller at Closing the following documents, all of which must be duly executed, acknowledged and notarized where required:

(a)      Assignment and Assumption of Leases. Two (2) counterparts of the Assignment and Assumption of Leases, executed and acknowledged by Purchaser;

(b)      Assignment and Assumption of Service Contracts. Two (2) counterparts of the Assignment and Assumption of Service Contracts, executed and acknowledged by Purchaser;

(c)      Purchaser’s Certificate. A certificate in the form attached hereto as SCHEDULE 9 (“Purchaser’s Certificate”), evidencing the reaffirmation of the truth and accuracy in all material respects of Purchaser’s representations and warranties contained in Section 4.4 hereof, with such modifications thereto as may be appropriate in light of any change in circumstances since the Effective Date;

(d)      Notices of Sale to Tenants. The Tenant Notices of Sale, executed by Purchaser, as contemplated in Section 5.1(p) hereof;

(e)      Notices of Sale to Service Contractors. The Other Notices of Sale to service providers and leasing agents under the Service Agreements and Commission Agreements;

(f)      Settlement Statement. A settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement;

(g)      Evidence of Authority. Such documentation as Seller and/or the Title Company may reasonably require to establish that this Agreement, the transaction contemplated herein, and the execution and delivery of the documents required hereunder, are duly authorized, executed and delivered; and

(h)      Other Documents. Such other documents as are reasonably requested by the Title Company to effectuate the purposes and intent of this Agreement.

5.3.    Closing Costs. Subject to Section 3.4 hereof, Seller shall pay the cost for an update of the Existing Survey obtained through MKAssociates, the cost of any update to the Title Commitment, the premium for the cost of basic coverage under any policy of owner’s title insurance issued to Purchaser by the Title Company, the brokerage commission due to Seller’s Broker and Purchaser’s Broker pursuant to Section 10.1 of this Agreement with respect to the sale of the Property, the attorneys’ fees of Seller, one-half of any escrow closing fees charged by the Title Company and one-half of any state or county transfer tax imposed on the sale of the Property by Seller to Purchaser, and all other costs and expenses incurred by Seller in closing and consummating the purchase and sale of the Property pursuant hereto. Purchaser shall pay the cost of any endorsements to or extended coverage under any policy of owner’s title insurance issued by the Title Company to Purchaser, the costs of any mortgagee title policy (including endorsements thereto) issued by the Title Company to any lender of Purchaser; all recording fees on all instruments to be recorded in connection with this transaction (other than fees associated with the release of any mortgages on the Property that are released at Closing), the attorneys’ fees of Purchaser, one-half of any escrow closing fees charged by the Title Company and one-half of any state or county transfer tax imposed on the sale of the Property by Seller to Purchaser, and all other costs and expenses incurred by Purchaser in the performance of Purchaser’s due diligence inspection of the Property and in closing and consummating the purchase and sale of the Property pursuant hereto.

5.4.    Prorations and Credits. The following items in this Section 5.4 will be adjusted and prorated between Seller and Purchaser as of 11:59 P.M. on the day preceding the Closing, based upon the actual number of days in the applicable month or year:

(a)      Taxes. All general real estate taxes imposed by any governmental authority (“Taxes”) for the year in which the Closing occurs shall be prorated between Purchaser and Seller with respect to the Property as of the Closing. If the Closing occurs prior to the receipt by Seller of the tax bill for the Property for the calendar year or other applicable tax period in which the Closing occurs, Taxes with respect to the Property shall be prorated for such calendar year or other applicable tax period based upon the prior year’s tax bill.

(b)      Reproration of Taxes. Within thirty (30) days after receipt of final bills for Taxes, the party receiving said final tax bills shall furnish copies of the same to the other party and shall prepare and present to such other party a calculation of the reproration of such Taxes based upon the actual amount of such items charged to or received by the parties for the year or other applicable fiscal period. Purchaser and Seller shall make the appropriate adjusting payment between them within thirty (30) days after presentment of the calculation as to the reproration and appropriate back-up information. The provisions of this Section 5.4(b) shall survive the Closing for a period of one year after the Closing Date.

(c)      Rents, Income and Other Expenses. Rents and any other amounts paid to Seller by the tenants under the Leases (and any new lease entered into in accordance with the terms of this Agreement) shall be prorated as of the Closing Date and be adjusted against the Purchase Price on the basis of a schedule which shall be prepared by Seller and delivered to Purchaser for Purchaser’s review and approval prior to Closing. Seller and Purchaser shall prorate all rents, additional rent, common area maintenance charges, operating expense contributions, tenant reimbursements and escalations, and all other payments under the Leases (and any such new lease) received as of the Closing Date so that at Closing Seller will receive monthly basic rent payments through the day prior to the Closing Date and so that Seller will receive reimbursement for all expenses paid by Seller through the day prior to the Closing Date for which Seller is entitled to reimbursement under the Leases (and any such new lease) (including, without limitation, Taxes) (such expenses shall be reasonably estimated if not ascertainable as the Closing Date and then shall be re-adjusted as provided in (f) below when actual amounts are determined), and so that the excess, if any, is credited to Purchaser. Purchaser agrees to pay to Seller, upon receipt, any rents or other payments by the tenants under the Leases with respect to the Property that apply to periods prior to Closing but which are received by Purchaser after Closing; provided, however, that any rents or other payments by such tenants received by Purchaser after Closing shall be applied first to any current amounts then owed to Purchaser by such tenants, with the balance, if any, paid over to Seller to the extent of delinquencies existing on the date of Closing to which Seller is entitled. It is understood and agreed that Purchaser shall not be legally responsible to Seller for the collection of any rents or other charges payable with respect to the Leases of Seller or any portion thereof which are delinquent or past due as of the Closing Date; but Purchaser agrees that Purchaser shall send monthly notices for a period of three (3) consecutive months in an effort to collect any rents and charges not collected as of the Closing Date. Seller hereby retains its right to pursue the tenants under the Leases for sums due Seller for periods attributable to Seller’s ownership of the Property, but in no event shall Seller be permitted to seek eviction of such tenants or the termination of their Leases. The provisions of this Section 5.4(c) shall survive the Closing.

(d)      Tenant Inducement Costs. Seller shall pay all such Tenant Inducement Costs and leasing commissions payable under the Leases with respect to all expansions or renewals of any Lease exercised prior to the Effective Date. If said amounts have not been paid in full on or before Closing, Purchaser shall receive a credit against the Purchase Price in the aggregate amount of all such Tenant Inducement Costs and leasing commissions remaining unpaid at Closing, and Purchaser shall assume the obligation to pay amounts payable after Closing up to the amount of such credit received at Closing. Purchaser shall be responsible for the payment of all Tenant Inducement Costs and leasing commissions (i) as a result of any renewals or extensions or expansions of the existing Leases entered into or exercised after the Effective Date hereof with the approval of Purchaser as set forth in this Agreement, and (ii) under any new leases approved or deemed approved by Purchaser in accordance with Section 4.3(a). The provisions of this Section 5.4(d) shall survive the Closing.

(e)      Security Deposits. Purchaser shall receive at Closing a credit with respect to the Purchase Price for all security deposits transferred and assigned to Purchaser at Closing in connection with the Leases affecting the Property, together with a detailed inventory of such security deposits certified by Seller at Closing.

(f)      Operating Expenses; Year End Reconciliation. Personal property taxes, installment payments of special assessment liens, vault charges, sewer charges, utility charges, and normally prorated operating expenses actually paid or payable by Seller as of the Closing Date with respect to the Property shall be prorated as of the Closing Date and adjusted against the Purchase Price, provided that within ninety (90) days after the Closing, Purchaser and Seller will make a further adjustment for such expenses which may have accrued or been incurred prior to the Closing Date, but which were not paid as of the Closing Date. In addition, within ninety (90) days after the close of the fiscal year used in calculating the pass-through to the tenants of operating expenses and/or common area maintenance costs under the Leases affecting the Property (where such fiscal year includes the Closing Date), Seller and Purchaser shall re-prorate on a fair and equitable basis all rents and income prorated pursuant to this Section 5.4 as well as all expenses prorated pursuant to this Section 5.4. All prorations of rent and other income shall be made based on the cumulative amounts collected from the tenants under the Leases in such fiscal year and applied first to actual expense amounts paid by Seller prior to the Closing Date and then to Purchaser for actual expense amounts paid by Purchaser from and after the Closing Date. After Closing, to the extent Seller has liability for water, sewer and utilities charges attributable to the Property, Seller shall continue to be responsible for the payment of all water, sewer and utility charges related to the ownership and operation of the Property for all periods prior to the Closing. The provisions of this Section 5.4(f) shall survive the Closing.

ARTICLE 6.

CONDITIONS TO CLOSING

6.1.    Conditions Precedent to Purchaser’s Obligations. Subject to the last paragraph of this Section 6.1, the obligations of Purchaser hereunder to consummate the transaction contemplated hereunder in all respects shall be conditioned upon the satisfaction of each of the following conditions prior to or simultaneously with the Closing, any of which may be waived by Purchaser in its sole discretion by written notice to Seller at or prior to the Closing Date:

(a)      Covenants. Seller shall have performed, in all material respects, all covenants, agreements and undertakings of Seller contained in this Agreement; and

(b)      Representations and Warranties. All representations and warranties of Seller as set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of Closing, provided that solely for purposes of this subparagraph such warranties and representations shall be deemed to be given without being limited to Seller’s knowledge and without modification (by update or otherwise, as provided in Section 5.1(h) hereof).

(c)      Tenant Estoppel Certificates. Tenant Estoppel Certificates from the Tenants shall have been delivered to Purchaser, with each such estoppel certificate (i) to be substantially in the form attached hereto as EXHIBIT “I”; (ii) to confirm the terms of the applicable Lease as contained in the copies of the Leases obtained by or delivered to Purchaser, and (iii) to confirm the absence of any defaults under the applicable Lease as of the date thereof. The delivery of said Tenant Estoppel Certificates shall be a condition of Closing, and the failure or inability of Seller to obtain and deliver said Tenant Estoppel Certificates from any tenant, Seller having used its good faith efforts to obtain the same from such tenant(s) under the Leases, shall not constitute a default by Seller under this Agreement.

In the event any condition in this Section 6.1 has not been satisfied (or otherwise waived in writing by Purchaser) prior to or on the Closing Date (as the same may be extended or postponed as provided in this Agreement), Purchaser shall have the right to terminate this Agreement by written notice to Seller given prior to the Closing, whereupon (i) Escrow Agent shall return the Earnest Money to Purchaser; and (ii) except for those provisions of this Agreement which by their express terms survive the termination of this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement.

6.2.    Conditions Precedent to Seller’s Obligations. The obligations of Seller hereunder to consummate the transactions contemplated hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions prior to or simultaneously with the Closing (or at such earlier time as may be provided below), any of which may be waived by Seller in Seller’s sole discretion by written notice to Purchaser at or prior to the Closing Date:

(a)      Payment of Purchase Price. Purchaser shall have paid and Seller shall have received the Purchase Price, as adjusted pursuant to the terms and conditions of this Agreement, which Purchase Price shall be payable in the amount and in the manner provided for in this Agreement;

(b)      Covenants. Purchaser shall have performed, in all material respects, all covenants, agreements and undertakings of Purchaser contained in this Agreement; and

(c)      Representations and Warranties. All representations and warranties of Purchaser as set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of Closing, provided that solely for purposes of this subparagraph such warranties and representations shall be deemed to be given without being limited to Purchaser’s knowledge and without modification (by update or otherwise, as provided in Section 5.2(c) hereof).

ARTICLE 7.

CASUALTY AND CONDEMNATION

7.1.    Casualty. Risk of loss up to and including the Closing Date shall be borne by Seller. In the event of any immaterial damage or destruction to the Property or any portion thereof, Seller and Purchaser shall proceed to close under this Agreement, and Purchaser will receive (and Seller will assign to Purchaser at the Closing Seller’s rights under insurance proceeds to receive) any insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction (less any amounts reasonably expended for restoration or collection of proceeds), and assume responsibility for such repair, and Purchaser will receive a credit at Closing against the Purchase Price for any deductible amount under said insurance policies. For purposes of this Agreement, the term “immaterial damage or destruction” means such instances of damage or destruction of the subject Property: (i) which can be repaired or restored at a cost equal to or less than Three Hundred Thousand and No/100 Dollars ($300,000.00); (ii) which can be restored and repaired within one hundred eighty (180) days from the date of such damage or destruction; and (iii) which are not so extensive as to allow either of the tenants under the Leases to terminate such tenant’s respective Lease or abate or reduce rent payable thereunder (unless business loss or rent loss insurance shall be available in the full amount of such abatement or reduction, subject to applicable deductibles) on account of such damage or destruction.

In the event of any material damage or destruction to the Property or any portion thereof, Purchaser may, at its option, by notice to Seller given within the earlier of twenty (20) days after Purchaser is notified by Seller of such damage or destruction, or the Closing Date, but in no event less than ten (10) days after Purchaser is notified by Seller of such damage or destruction (and if necessary the Closing Date shall be extended to give Purchaser the full 10-day period to make such election): (i) terminate this Agreement, whereupon Escrow Agent shall immediately return the Earnest Money to Purchaser, or (ii) proceed to close under this Agreement, receive (and Seller will assign to Purchaser at the Closing the rights of Seller under insurance policies to receive) any insurance proceeds (including any rent loss insurance applicable to the period on or after the Closing Date) due Seller as a result of such damage or destruction (less any amounts reasonably expended for restoration or collection of proceeds) and assume responsibility for such repair, and Purchaser will receive a credit at Closing for any deductible amount under said insurance policies. If Purchaser fails to deliver to Seller notice of its election within the period set forth above, Purchaser will conclusively be deemed to have elected to proceed with the Closing as provided in clause (ii) of the preceding sentence. If Purchaser elects clause (ii) above, Seller will cooperate with Purchaser after the Closing to assist Purchaser in obtaining the insurance proceeds from Seller’s insurers. For purposes of this Agreement “material damage or destruction” means all instances of damage or destruction that are not immaterial, as defined herein.

7.2.    Condemnation. If, prior to the Closing, all or any part of the Property is subjected to a bona fide threat of condemnation by a body having the power of eminent domain or is taken by eminent domain or condemnation (or sale in lieu thereof), or if Seller has received written notice that any condemnation action or proceeding with respect to the Property is contemplated by a body having the power of eminent domain (collectively, a “Taking”), Seller shall give Purchaser immediate written notice of such Taking. In the event of any immaterial Taking with respect to the Property or any portion thereof, Seller and Purchaser shall proceed to close under this Agreement. For purposes of this Agreement, the term “immaterial Taking” means such instances of Taking of the Property: (i) which do not result in a taking of any portion of the building structure of the building occupied by tenants on the Property; (ii) which do not result in a decrease in the number of parking spaces at the Property (taking into account the number of additional parking spaces that can be provided within one hundred eighty (180) days of such Taking); and (iii) which are not so extensive as to allow either of the tenants under the Leases to terminate their respective Lease or abate or reduce rent payable thereunder [unless business loss or rent insurance (subject to applicable deductibles) or condemnation award proceeds shall be available in the full amount of such abatement or reduction, and Purchaser shall receive a credit at Closing for such deductible amount] on account of such Taking.

In the event of any material Taking of the Property or any portion thereof, Purchaser may, at its option, by written notice to Seller given within thirty (30) days after receipt of such notice from Seller, elect to terminate this Agreement, or Purchaser may choose to proceed to close. If Purchaser chooses to terminate this Agreement in accordance with this Section 7.2, then the Earnest Money shall be returned immediately to Purchaser by Escrow Agent and the rights, duties, obligations, and liabilities of the parties hereunder shall immediately terminate and be of no further force and effect, except for those provisions of this Agreement which by their express terms survive the termination of this Agreement. For purposes of this Agreement “material Taking “ means all instances of a Taking that are not immaterial, as defined herein.

If Purchaser does not elect to, or has no right to, terminate this Agreement in accordance herewith on account of a Taking, this Agreement shall remain in full force and effect and the sale of the Property contemplated by this Agreement, less any interest taken by eminent domain or condemnation, or sale in lieu thereof, shall be effected with no further adjustment and without reduction of the Purchase Price, and at the Closing, Seller shall assign, transfer, and set over to Purchaser all of the right, title, and interest of Seller in and to any awards applicable to the Property that have been or that may thereafter be made for such Taking. At such time as all or a part of the Property is subjected to a bona fide threat of condemnation and Purchaser has not elected to terminate this Agreement as provided in this Section 7.2, and provided that the Inspection Period has expired, (i) Purchaser shall thereafter be permitted to participate in the proceedings as if Purchaser were a party to the action, and (ii) Seller shall not settle or agree to any award or payment pursuant to condemnation, eminent domain, or sale in lieu thereof without obtaining Purchaser’s prior written consent thereto in each case.

ARTICLE 8.

DEFAULT AND REMEDIES

8.1.    Purchaser’s Default. If Purchaser fails to consummate this transaction for any reason other than the default of Seller, failure of a condition to Purchaser’s obligation to close, or the exercise by Purchaser of an express right of termination granted herein, Seller shall be entitled, as its sole remedy hereunder, to terminate this Agreement and to receive and retain the Earnest Money as full liquidated damages for such default of Purchaser, the parties hereto acknowledging that it is impossible to estimate more precisely the damages which might be suffered by Seller upon Purchaser’s default, and that said Earnest Money is a reasonable estimate of the probable loss of Seller in the event of default by Purchaser. The retention by Seller of said Earnest Money is intended not as a penalty, but as full liquidated damages. The right to retain the Earnest Money as full liquidated damages is the sole and exclusive remedy of Seller in the event of default hereunder by Purchaser, and Seller hereby waives and releases any right to (and hereby covenants that Seller shall not) sue the Purchaser: (a) for specific performance of this Agreement, or (b) to recover actual damages in excess of the Earnest Money. The foregoing liquidated damages provision shall not apply to or limit Purchaser’s liability for Purchaser’s obligations under Sections 3.1(b), 3.1(c), 3.7 and 10.1 of this Agreement or for Purchaser’s obligation to pay to Seller all attorneys’ fees and costs of Seller to enforce the provisions of this Section 8.1. Purchaser hereby waives and releases any right to (and hereby covenants that it will not) sue Seller or seek or claim a refund of said Earnest Money (or any part thereof) on the grounds it is unreasonable in amount and exceeds the actual damages of Seller or that its retention by Seller constitutes a penalty and not agreed upon and reasonable liquidated damages.

8.2.    Seller’s Default. If Seller fails to perform any of its obligations under this Agreement for any reason other than Purchaser’s default or the permitted termination of this Agreement by Seller or Purchaser as expressly provided herein, Purchaser shall be entitled, as its sole remedy, either (a) to receive (i) the return of the Earnest Money from Escrow Agent, which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder, and (ii) from Seller reimbursement of the actual out-of-pocket costs incurred by Purchaser in connection with its due diligence inspection of the Property and negotiation of this Agreement in an aggregate amount up to, and not exceeding, $20,000.00; or (b) to enforce specific performance of the obligation of Seller to execute and deliver the documents required to convey the Property to Purchaser in accordance with this Agreement; it being specifically understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Notwithstanding the foregoing, if after the Effective Date, Seller has conveyed title to the Property to another party or intentionally and knowingly taken any other action to defeat the remedy of specific performance, Purchaser shall be entitled to seek actual damages from Seller not to exceed the Cap Limitation. Except as expressly provided to the contrary in this Section 8.2, Purchaser expressly waives its rights to seek damages in the event of the default of Seller hereunder. Purchaser shall be deemed to have elected to terminate this Agreement and to receive a return of the Earnest Money from Escrow Agent if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction on or before sixty (60) days following the date upon which the Closing was to have occurred.

ARTICLE 9.

ASSIGNMENT

9.1.      Assignment. Subject to the next following sentence, this Agreement and all rights and obligations hereunder shall not be assignable by any party without the written consent of the other. Notwithstanding the foregoing to the contrary, this Agreement and all of Purchaser’s rights hereunder may be transferred and assigned to any entity controlled by Purchaser or its principals. Any assignee or transferee under any such assignment or transfer by Purchaser as to which the written consent of Seller has been given or as to which the consent of Seller is not required hereunder must expressly assume all of Purchaser’s duties, liabilities and obligations under this Agreement (whether arising or accruing prior to or after the assignment or transfer) by written instrument delivered to Seller as a condition to the effectiveness of such assignment or transfer. No assignment or transfer will relieve the original Purchaser of any duties or obligations hereunder, and the written assignment and assumption agreement must expressly so provide. For purposes of this Section 9.1, the term “control” means the ownership of at least fifty percent (50%) of the applicable entity. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement is not intended and may not be construed to create any rights in or to be enforceable in any part by any other persons or entities.

ARTICLE 10.

BROKERAGE COMMISSIONS

10.1.    Broker. Upon the Closing, and only in the event the Closing occurs, (a) Seller shall pay a brokerage commission to Seller’s Broker in an amount equal to one and one quarter percent (1.25%) of the Purchase Price actually paid by Purchaser to Seller, and (b) Seller shall pay a brokerage commission to Purchaser’s Broker in an amount equal to one and one-half percent (1.50%) of the Purchase Price actually paid by Purchaser to Seller. Each Broker has joined in the execution of this Agreement for the purpose of acknowledging and agreeing that no real estate commission will be earned by it or due it if the transaction contemplated herein does not close for any reason whatsoever. In addition, each Broker (upon receipt of its brokerage commission) agrees to execute and deliver to Seller and Purchaser at the Closing a release and waiver of any claim such Broker may have against Seller, Purchaser or the Property. Each Broker shall and does hereby indemnify and hold Purchaser and Seller harmless from and against any and all liability, loss, cost, damage, and expense, including reasonable attorneys’ fees actually incurred and costs of litigation, Purchaser or Seller suffer or incur because of any claim by any agent, salesman, or broker, whether or not meritorious, for any fee, commission or other compensation with regard to this Agreement or the sale and purchase of the Property contemplated hereby, and arising out of any acts or agreements of such Broker. Seller shall and does hereby indemnify and hold Purchaser harmless from and against any and all liability, loss, cost, damage, and expense, including reasonable attorneys’ fees actually incurred and costs of litigation, Purchaser suffers or incurs because of any claim by any agent, salesman, or broker, whether or not meritorious, for any fee, commission or other compensation with regard to this Agreement or the sale and purchase of the Property contemplated hereby, and arising out of any acts or agreements of Seller, including any claim asserted by Seller’s Broker. Likewise, Purchaser shall and does hereby indemnify and hold Seller free and harmless from and against any and all liability, loss, cost, damage, and expense, including reasonable attorneys’ fees actually incurred and costs of litigation, Seller suffers or incurs because of any claim by any agent, salesman, or broker, whether or not meritorious, for any fee, commission or other compensation with respect to this Agreement or the sale and purchase of the Property contemplated hereby and arising out of the acts or agreements of Purchaser, including any claim asserted by Purchaser’s Broker unless such claim arises out of the failure by Seller to pay the respective commissions payable to Seller’s Broker and Purchaser’s Broker as set forth herein. This Section 10.1 will survive the Closing until the expiration of any applicable statute of limitations and will survive any earlier termination of this Agreement.

ARTICLE 11.

INDEMNIFICATION

11.1.    Indemnification by Seller. Following the Closing and subject to Sections 11.3 and 11.4, Seller shall indemnify and hold Purchaser, its affiliates, members and partners, and the partners, shareholders, members, officers, directors, employees, representatives and agents of each of the foregoing (collectively, “Purchaser-Related Entities”) harmless from and against any and all costs, fees, expenses, damages, deficiencies, interest and penalties (including, without limitation, reasonable attorneys’ fees and disbursements) suffered or incurred by any such indemnified party in connection with any and all losses, liabilities, claims, damages and expenses (“Losses”), arising out of, or in any way relating to, (a) any breach of any representation or warranty of Seller contained in this Agreement or in any Closing Document, and (b) any breach of any covenant of Seller contained in this Agreement which survives the Closing or in any Closing Document.

11.2.    Indemnification by Purchaser. Following the Closing and subject to Sections 11.3 and 11.4, Purchaser (and Purchaser’s permitted assignees to whom any rights of Purchaser are assigned pursuant to Section 9.1 hereof) shall indemnify and hold Seller, its affiliates, and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing (collectively, “Seller-Related Entities”) harmless from any and all Losses arising out of, or in any way relating to, (a) any breach of any representation or warranty by Purchaser contained in this Agreement or in any Closing Document, and (b) any breach of any covenant of Purchaser contained in this Agreement which survives the Closing or in any Closing Documents.

11.3.    Limitations on Indemnification. Notwithstanding the foregoing provisions of Section 11.1, (a) Seller shall not be required to indemnify Purchaser or any Purchaser-Related Entities under this Agreement unless the aggregate of all amounts for which an indemnity would otherwise be payable by Seller under Section 11.1 above exceeds the Basket Limitation and, in such event, Seller shall be responsible for the entire amount including all amounts representing the Basket Limitation, (b) in no event shall the liability of Seller with respect to the indemnification provided for in Section 11.1 above exceed in the aggregate the Cap Limitation, (c) if prior to the Closing, Purchaser obtains knowledge of any inaccuracy or breach of any representation, warranty or covenant of Seller contained in this Agreement (a “Purchaser-Waived Breach”) and nonetheless proceeds with and consummates the Closing, then Purchaser and any Purchaser-Related Entities shall be deemed to have waived and forever renounced any right to assert a claim for indemnification under this Article 11 for, or any other claim or cause of action under this Agreement, at law or in equity on account of any such Purchaser-Waived Breach, and (d) notwithstanding anything herein to the contrary, the Basket Limitation and the Cap

Limitation shall not apply with respect to Losses suffered or incurred as a result of breaches of any covenant or agreement of Seller set forth in Section 5.3, Section 5.4 or Section 10.1 of this Agreement.

11.4.    Survival. The representations, warranties and covenants contained in this Agreement and the Closing Documents shall survive until the date which is ninety (90) days after the Closing, unless a longer or shorter survival period is expressly provided for in this Agreement, or unless prior to the date which is ninety (90) days after the Closing, Purchaser or Seller, as the case may be, delivers written notice to the other party of such alleged breach specifying with reasonable detail the nature of such alleged breach and files an action with respect thereto within sixty (60) days after the giving of such notice.

11.5.    Indemnification as Sole Remedy. If the Closing has occurred, the sole and exclusive remedy available to a party in the event of a breach by the other party to this Agreement of any representation, warranty, or covenant or other provision of this Agreement or any Closing Document which survives the Closing shall be the indemnifications provided for under Section 3.1(c), Section 3.3(b), Section 10.1, and this Article 11.

ARTICLE 12.

MISCELLANEOUS

12.1.    Notices. Wherever any notice or other communication is required or permitted hereunder, such notice or other communication shall be in writing and shall be delivered by overnight courier, hand, facsimile or electronic transmission, or sent by U.S. registered or certified mail, return receipt requested, postage prepaid, to the addresses or facsimile numbers set out below or at such other addresses as are specified by written notice delivered in accordance herewith:

PURCHASER:	BLW Interests, L.P.
2200 Space Park Drive
Suite 410
Houston, Texas 77058
Attention: Ms. Jane L. Williams
Facsimile: 281.333.3503
Email: BWilliams@tti-corp.com

with a copy to:	Boyar & Miller
4265 San Felipe, Suite 1200
Houston, Texas 77027
Attention: Stephen L. Johnson
Facsimile: 713.552.1758
Email: sjohnson@boyarmiller.com

SELLER:	c/o Wells Real Estate Funds, Inc.
6200 The Corners Parkway
Norcross, Georgia 30092
Attention: Mr. Peter A. Mitchell
Facsimile: 770.243.8510
Email: peter.mitchell@wellsef.com

with a copy to:	Troutman Sanders LLP
Suite 5200
600 Peachtree Street, N.E.
Atlanta, Georgia 30308-2216
Attn: Leslie Fuller Secrest
Facsimile: 404.962.6678
Email: leslie.secrest@troutmansanders.com

Any notice or other communication (i) mailed as hereinabove provided will be deemed effectively given or received on the third (3rd) Business Day following the postmark date of such notice or other communication, (ii) sent by overnight courier or by hand will be deemed effectively given or received upon receipt, and (iii) sent by facsimile or other electronic transmission will be deemed effectively given or received on the day of such electronic transmission of such notice or other communication and confirmation of such transmission if transmitted and confirmed prior to 5:00 p.m. local Houston, Texas (6:00 p.m. Atlanta, Georgia) time on a Business Day and otherwise will be deemed effectively given or received on the first Business Day after the day of transmission of such notice and confirmation of such transmission. Refusal to accept delivery will be deemed delivered. Any notice may be given by a party’s attorney.

12.2.    Possession. Full and exclusive possession of the Property, subject to the Permitted Exceptions and the rights of the tenants under the Leases, shall be delivered by Seller to Purchaser on the Closing Date.

12.3.    Time Periods. If the time period by which any right, option, or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday, or holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled Business Day.

12.4.    Publicity. The parties agree that, prior to Closing, and except for disclosures required by law or governmental regulations applicable to such party, no party may, with respect to this Agreement and the transactions contemplated hereby, contact or conduct negotiations with public officials, make any public announcements or issue press releases regarding this Agreement or the transactions contemplated hereby to any third party without the prior written consent of the other party hereto. Seller and Purchaser will each have the right to approve the press release of the other party issued in connection with the Closing, which approval may not be unreasonably withheld or delayed. No party may record this Agreement or any notice hereof.

12.5.    Discharge of Obligations. The acceptance by Purchaser of the Special Warranty Deed hereunder shall be deemed to constitute the full performance and discharge of each and every warranty and representation made by Seller and Purchaser herein and every agreement and obligation on the part of Seller and Purchaser to be performed pursuant to the terms of this Agreement, except those warranties, representations, covenants and agreements which are specifically provided in this Agreement to survive Closing.

12.6.    Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, is, for any reason and to any extent invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances will not be affected thereby but rather will be enforced to the greatest extent permitted by law.

12.7.    Construction. This Agreement is not to be construed more strictly against one party than against the other merely by virtue of the fact that this Agreement may have been prepared by counsel for one of the parties, it being mutually acknowledged and agreed that Seller and Purchaser and their respective counsel have contributed substantially and materially to the preparation and negotiation of this Agreement. Accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party may not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

12.8.    Sale Notification Letters. Promptly following the Closing, Purchaser shall deliver the Tenant Notices of Sale to the tenants under the Leases and the Other Notices of Sale to each service provider and leasing agent, the obligations under whose respective Service Contracts and Commission Agreements Purchaser has assumed at Closing. The provisions of this Section will survive the Closing.

12.9.    Access to Records Following Closing. Purchaser agrees that for a period of eighteen (18) months following the Closing, Seller shall have the right during regular business hours, on five (5) days’ written notice to Purchaser, and at Seller’s cost, to examine and review at Purchaser’s office (or, at Purchaser’s election, at the Property), the books and records of Seller relating to the ownership and operation of the Property which were delivered by Seller to Purchaser at the Closing. Likewise, Seller agrees that for a period of eighteen (18) months following the Closing, Purchaser will have the right during regular business hours, on five (5) days’ written notice to Seller, and at Purchaser’s cost, to examine and review at Seller’s office, all books, records and files, if any, retained by Seller relating to the ownership and operation by Seller prior to the Closing of the Property. The provisions of this Section shall survive the Closing for a period of eighteen (18) months after the Closing Date.

12.10.  General Provisions. No failure of either party to exercise any power given hereunder or to insist upon strict compliance with any obligation specified herein, and no custom or practice at variance with the terms hereof, will constitute a waiver of either party’s right to demand exact compliance with the terms hereof. This Agreement contains the entire agreement of the parties hereto, and no representations, inducements, promises, or agreements, oral or otherwise, between the parties not embodied herein will be of any force or effect. Any amendment to this Agreement will not be binding upon Seller or Purchaser unless such amendment is in writing and executed by Seller and Purchaser. Subject to the provisions of Section 9.1 hereof, the provisions of this Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns. Time is of the essence in this Agreement. The headings inserted at the beginning of each paragraph are for convenience only, and do not add to or subtract from the meaning of the contents of each paragraph. This Agreement is to be construed, interpreted and enforced under the laws of the State of Texas. Except as otherwise provided herein, all rights, powers, and privileges conferred hereunder upon the parties will be cumulative but not restrictive to those given by law. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender will include all genders, and all references herein to the singular will include the plural and vice versa.

12.11.  Like-Kind Exchange. The parties hereto may desire, and each party is willing to cooperate (subject to the limitations set forth below), to effectuate the sale of the Property by means of an exchange of “like-kind” property which will qualify as such under Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. Each party expressly reserves the right to assign its rights, but not its obligations, hereunder to a qualified intermediary as provided in I.R.C. Reg. 1.1031(k)-1(g)(4) on or before the date of Closing. Upon written notice from either party (a “Requesting Party”) to the other, the party to whom such notice is given (the “Other Party”) agrees to cooperate with the Requesting Party to effect one or more like-kind exchanges with respect to the Property, provided that such cooperation will be subject to the following conditions: (a) such exchange may not delay the Closing and will occur either simultaneously with the Closing or the purchase money proceeds payable to Seller must be paid, upon Seller’s prior written direction to Purchaser, to a third party escrow agent or intermediary such that Purchaser is not required to participate in any subsequent closing, (b) the Other Party will not be obligated to spend any sums or incur any expenses in excess of the sums and expenses which would have been spent or incurred by the Other Party if there had been no exchange, (c) Purchaser will not be obligated to acquire or accept title to any property other than the Property, and (d) Seller will not be obligated to acquire or accept title to any property. The Other Party makes no representation or warranty that the conveyance of the Property or any property made pursuant to this Section 12.12 will qualify for a like-kind exchange. Once Purchaser has paid the purchase money proceeds as directed by Seller, or Seller has conveyed the Property as directed by Purchaser, it will have no further obligation hereunder with respect to such “like-kind” exchange. The Requesting Party hereby indemnifies and holds the Other Party harmless from and against any costs, liabilities and expenses incurred or suffered by the Other Party in connection with the “like-kind” exchange or exchanges described herein with respect to the Property, which indemnity will survive the Closing until the expiration of any applicable statute of limitations.

12.12.  Attorneys’ Fees. If Purchaser or Seller bring an action at law or equity against the other in order to enforce the provisions of this Agreement or as a result of an alleged default under this Agreement, the prevailing party in such action will be entitled to recover court costs and reasonable attorneys’ fees actually incurred from the other.

12.13.  Counterparts. This Agreement may be executed in one or more counterparts, each of which when taken together constitutes one and the same original. To facilitate the execution and delivery of this Agreement, the parties may execute and exchange counterparts of the signature pages by facsimile, and the signature page of either party to any counterpart may be appended to any other counterpart.

12.14.  Effective Agreement. The submission of this Agreement for examination is not intended to, nor will it, constitute an offer to sell, or a reservation of, or option or proposal of any kind for the purchase of the Property. In no event will any draft of this Agreement create any obligation or liability, it being understood that this Agreement will be effective and binding only when a counterpart of this Agreement has been executed and delivered to the Escrow Agent by each party hereto (including, without limitation, Seller’s Broker and Purchaser’s Broker).

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

SELLER:

FUND II AND FUND III ASSOCIATES, a Georgia general partnership, by its general partners

By:	Fund II and Fund II-OW Joint Venture, a Georgia general partnership, by its general partners

	By:	Wells Real Estate Fund II, a Georgia limited partnership, by its general partners

		By:	Wells Capital, Inc., a Georgia corporation, a general partner

			By:	/s/ Randall D. Fretz
			Name:	Randall D. Fretz
			Title:	Sr. Vice President

			By:	/s/ Randall D. Fretz
Leo F. Wells, III, a general partner by and through Randall D. Fretz as attorney in fact

	By:	Wells Real Estate Fund II-OW, a Georgia limited partnership

		By:	Wells Capital, Inc., a Georgia corporation, a general partner

			By:	/s/ Randall D. Fretz
			Name:	Randall D. Fretz
			Title:	Sr. Vice President

			By:	/s/ Randall D. Fretz
Leo F. Wells, III, a general partner by and through Randall D. Fretz as attorney in fact

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By:	Wells Real Estate Fund III, L.P., a Georgia limited partnership, by its general partners

	By:	Wells Capital, Inc., a Georgia corporation, a general partner

		By:	/s/ Randall D. Fretz
		Name:	Randall D. Fretz
		Title:	Sr. Vice President

		By:	/s/ Randall D. Fretz
Leo F. Wells, III, a general partner by and through Randall D. Fretz as attorney in fact

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PURCHASER:

BLW INTERESTS, L.P., a Texas limited partnership

By:	BLW GP, LLC, a Texas limited liability company, its general partner

	By:	/s/ Jane L. Williams
	Name:	Jane L. Williams
	Title:	General Manager

IN WITNESS WHEREOF, the undersigned Seller’s Broker and Purchaser’s Broker have each joined in the execution and delivery hereof solely for the purpose of evidencing its rights and obligations under the provisions of Section 10.1 hereof.

SELLER’S BROKER:

PM REALTY GROUP, LP,

Date of Execution:

	By:	/s/ John S. Dailey
	Name:	John S. Dailey
March , 2009	Title:	Executive Vice President

PURCHASER’S BROKER:

STUDLEY, INC.

Date of Execution:

	By:	/s/ W. Derrell Curry
	Name:	W. Derrell Curry
March 27, 2009	Title:	EVP